Exhibit 10(kk)

CONSULTING AGREEMENT

THIS AGREEMENT is made effective January 1, 2017, between ARCONIC INC., a Pennsylvania corporation, including all of its subsidiaries and divisions (hereinafter called “ARCONIC” or the “Company”), and Audrey Strauss, an individual currently residing at [ADDRESS] (hereinafter called “Consultant”).

WHEREAS, ARCONIC desires personal consulting services relating to legal, corporate and governance matters of ARCONIC, and Consultant desires to undertake performance of such services.

NOW, THEREFORE, in consideration of the mutual covenants contained in this Agreement, and intending to be legally bound, the parties agree as follows:

ARTICLE I - DEFINITIONS

Section 1.1. Consulting Services. The term “Consulting Services” means the personal and associated services of Consultant provided to ARCONIC in areas relating to Consultants’ expertise and knowledge of legal and corporate matters involving the Company’s businesses. The primary purpose of this consulting arrangement is to continue to facilitate the transition of Consultant’s responsibilities following her retirement from Arconic, and for Consultant to provide assistance in certain legal, corporate and governance matters. Requests for Consulting Services shall only be given by Klaus Kleinfeld or Kate Ramundo his/her designee. Consultant shall provide Consulting Services to ARCONIC as an independent contractor. ARCONIC disclaims any right to control the manner of performance of the Consulting Services by Consultant. It is understood that Arconic can accept or reject any or all proposals and recommendations of Consultant.

Section 1.2. It is understood that Consultant will, on request, meet with representatives of Arconic at its corporate headquarters in New York or Pittsburgh, at other domestic and non-domestic plant or office locations and with other related or unrelated business organizations as may be necessary from time to time to accomplish the objectives of this Agreement.

Section 1.3. It is agreed that Consultant will generally work from her home office but Consultant shall be provided with use of a desk and computer whenever requested services require her presence in the New York or Pittsburgh offices of Arconic. Consultant shall also be provided with necessary support and equipment, such as computers, phone, access to an administrative assistant, and IT support as needed.

Section 1.4. It is agreed that with respect to legal matters in which Arconic is seeking legal advice, it is Arconic’s desire that such consultation be covered by the attorney-client privilege, and as such, Consultant shall take all appropriate steps to protect Arconic’s attorney-client privilege.

ARTICLE II - COMPENSATION

Section 2.1. Effective with the date of this Agreement ARCONIC shall pay Consultant a sum of eight hundred dollars ($800) per hour for Consulting Services performed under this Agreement. Consultant shall record accumulated hours and submit such hours for payment. It is agreed that during the term of this Agreement Consulting Services will be requested for no more than a maximum of thirty hours per month.

Section 2.2. Consultant shall not charge ARCONIC for time spent in domestic travel to the extent that domestic travel time is four (4) hours or less. Consultant may charge ARCONIC for hours in excess of four hours for travel on any one trip. For Consulting Services which will require the Consultant to travel to non-domestic locations, Consultant shall charge Arconic for the number of hours determined from the time the Consultant leaves her place of residence, until Consultant returns to her place of residence. Consultant shall have the right to be reimbursed for all reasonable travel incurred in the performance of approved Consulting Services including domestic mainland air travel costs (coach class accommodations), international air travel costs (business class accommodations) and other expenses directly incurred in rendering Consulting Services to ARCONIC.

Section 2.3. For Consulting Services and incurred reimbursable expenses, Consultant shall be paid within thirty (30) days after receipt by ARCONIC of a statement showing the Days of Consulting Services provided by Consultant and itemized expenses incurred during the preceding calendar month.

ARTICLE III - CONFIDENTIALITY

Section 3.1. All data and other information of every kind, which is not generally known or used outside of ARCONIC and which gives ARCONIC a competitive advantage over others who do not know or use it, whether expressed in writing or otherwise, including information of a technical, engineering, operational or economic nature, learned or obtained by Consultant during the term of this Agreement or heretofore or hereafter disclosed or revealed to Consultant by ARCONIC, in the course of performing Consulting Services for ARCONIC under this Agreement, and which Consultant knows, or has reason to believe includes factual information which ARCONIC expects to be treated in confidence (all herein called “Information”) shall be:

(a) received and maintained in strict confidence by Consultant and shall not be disclosed, directly or indirectly, by Consultant to any related or unrelated party whatsoever; and

(b) used by Consultant only for the performance of Consulting Services for ARCONIC.

Section 3.2. The foregoing obligations of confidentiality, limited use and non-disclosure shall not apply to the following two exclusions:

(a) Information of a factual nature which is or becomes available in issued patents, published patent applications or printed publications of general public circulation other than by acts or omissions of Consultant; or

(b) Information of a factual nature which Consultant hereafter lawfully obtains without restriction from a third party other than from a third party who obtained such Information from ARCONIC.

Consultant may not reveal to any party whatsoever without ARCONIC’s express written approval the character of or compensation for Consulting Services being performed for ARCONIC.

Section 3.3. The obligations imposed by this Article III shall continue in effect for a period of two (2) year(s) from the date on which the last Consulting Services are performed by Consultant for ARCONIC, and shall survive any termination of this Agreement by either party.

ARTICLE IV - CONFLICT OF INTEREST

Section 4.1. It is acknowledged that Consultant’s areas of accountability and the nature and character of the Consulting Services she will perform for ARCONIC are of a unique character which cannot be readily replaced. Therefore, it is agreed that during the term of this Agreement Consultant will not directly or indirectly enter into any employment arrangement as a director, officer, partner, owner, employee, inventor, consultant, advisor, agent, or otherwise with any business or firm which is engaged or may become engaged in the business of providing high-performance materials to aerospace, auto, and commercial building businesses (collectively “Competing Business”). This limitation of future employment is understood to include, but not limited to any domestic or international Competing Businesses, as well as all subsidiaries, partners, and affiliates of such Businesses.

If Consultant desires to accept employment with a Competing Business, she is required to notify ARCONIC prior to accepting such employment in order to determine if in fact such employment will violate the limitations set forth in this Agreement. ARCONIC’s consent to future employment will not be unreasonably withheld.

If the limitations on future employment as set forth above or any part thereof should, for any reason whatsoever, be declared invalid by a court of competent jurisdiction, the validity or enforceability of the remainder of such limitations and of this Agreement shall not thereby be adversely affected. In the event that the territorial or time limitation is deemed to be unreasonable by a court of competent jurisdiction, Consultant agrees and submits to the reduction of either said territorial or time limitation to such an area or period as said court shall deem reasonable.

It is agreed that the breach of this Agreement cannot be reasonably or adequately compensated in damages in an action at law. Therefore, Consultant expressly agrees that ARCONIC, in addition to any other rights or remedies which it may possess, shall be entitled to injunctive or other equitable relief to prevent a breach of these provisions.

ARTICLE V - TERM

Section 5.1. The initial term of this Agreement shall be effective January 1, 2017, through December 31, 2017. The Agreement may be renewed upon such terms and conditions as may be agreed upon by Consultant and Arconic. The Agreement may be terminated by Arconic or Consultant at any time.

ARTICLE VI - MISCELLANEOUS

Section 6.1. Indemnification. Consultant agrees to indemnify and to hold ARCONIC harmless against any and all liability, claims and demands by or on behalf of Consultant or others (including but not limited to ARCONIC employees and other third-parties) including claims on account of injury or loss to property or life caused solely by the gross negligence or willful acts or omission solely of Consultant, arising out of or in any manner connected with the performance of the Consulting Services. In the event that it is determined that Consultant acted in good faith and in a manner believed to be in, or not opposed to the best interest of Arconic, Consultant shall not be required to indemnify or hold Arconic harmless against any and all liability, claims and demands. If necessary, the final determination of whether or not Consultant acted in good faith will be determined by independent legal counsel, or other disinterested person agreed upon by Arconic and Consultant. Nothing contained in this Section 6.1 shall obligate Consultant to save and hold Arconic harmless from and against any liability, claims or demands which may arise from the sole negligence of Arconic.

Arconic agrees to indemnify and hold Consultant harmless against any and all liability, claims and demands by or on behalf of Arconic or others (including, but not limited to Arconic employees and other third-parties) including claims on account of legal liability, personal injury or loss to property or life, resulting from acts or omissions solely of Arconic or others, arising out of or in any manner connected with the performance of the Consulting Services.

Section 6.2. Assignment. This Agreement shall inure to the benefit of and be binding upon ARCONIC, its successors and assigns. This Agreement may not be assigned by Consultant without the prior written approval of ARCONIC.

Section 6.3. Integration. This Agreement sets forth the entire understanding between the parties as to the subject matter of this Agreement, and supersedes all prior agreements, commitments, representations, writings and discussions between them, whether written or oral, with respect to the subject matter hereof. It is expressly understood that no representations, promises, warranties or agreements have been made by either party except as the same are set forth herein. Except as otherwise expressly provided in this Agreement, this Agreement may not be amended except in writing and signed by Arconic and Consultant.

Section 6.4. Waiver. No party shall be deemed to have waived any right, power or privilege under this Agreement or any provision hereof unless such waiver shall have been duly executed in writing and acknowledged by the party to be charged with such waiver. The failure of any party to enforce at any time any of the provisions of this Agreement shall in no way be construed to be a waiver of such provisions, nor in any way to affect the validity of this Agreement or any part thereof, or the right of any party to thereafter enforce each and every such provision. No waiver of any breach of this Agreement shall be held to be a waiver of any other or subsequent breach. All remedies permitted under this Agreement shall be taken and construed as cumulative.

Section 6.5. Notices. Notices to the parties shall be sent as follows;

To Arconic:	Vas Nair
Executive Vice President
Arconic Inc.
390 Park Avenue
New York, NY 10022

To Consultant:	Audrey Strauss
[ADDRESS]

Section 6.6. Severability. If any provision of this Agreement or its application to any person or circumstance is adjudged invalid or unenforceable by a court of competent jurisdiction, then the remainder of this Agreement or the application of such provision to other persons or circumstances shall not be affected thereby; provided, however, that if any provision or application thereof is invalid or unenforceable, then a suitable and equitable provision shall be substituted therefor in order to satisfy, so far as may be valid and enforceable, the intent and purpose of this Agreement including the invalid or unenforceable provision.

Section 6.7. Applicable Law. This Agreement shall be governed by and interpreted in accordance with the laws of the State of New York, not including, however, the rules relating to the choice or conflict of laws.

WITNESS:	ARCONIC INC.

/s/ Catherine D. Parroco	By	/s/ Katherine H. Ramundo
Assistant Secretary		EVP and Chief Legal Officer
	Date	December 16, 2016

WITNESS:	AUDREY STRAUSS

/s/ Margaret S. Lam	By	/s/ Audrey Strauss
Chief Securities and Governance Counsel	Date	December 16, 2016

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